EXHIBIT 12


                     JORDAN INDUSTRIES, INC.
                     -----------------------
       COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
       -------------------------------------------------------
                     (dollars in thousands)
                     ----------------------

                                                Year Ended December 31,
                                             ------------------------------
                                             2003          2002        2001
                                             ----          ----       -----
Fixed Charges:
   Interest expense                        $83,255       $89,372     $91,344
   Rental expenses included in fixed
     charges                                 5,746         6,031       6,016
                                           -------       -------     -------
       Total Fixed Charges                  89,001        95,403      97,360
Earnings:
   Pre-tax income (loss)                   (24,403)       52,898     (64,001)
   Plus: fixed charges                      89,001        95,403      97,360
                                           -------       -------      ------
       Total Earnings                       64,598       148,301      33,359
                                           -------       -------      ------
Deficiency                                $(24,403)      $52,898    $(64,001)
                                          =========      =======    =========



